Exhibit 10.3

Private and Confidential

August 18, 2022

Dean Ditto

Re:  Employment Offer Letter

Dear Mr. Ditto,

You are hereby offered the position of Chief Financial Officer (“CFO”) for Akerna Corp. (“Akerna” or “the Company”) on an at-will basis.  Please accept this communication as an offer letter and the basic terms of your employment relationship, subject to Akerna policies and procedures as well as any other documents you must execute before your employment.  You will initially manage the Finance and Accounting Departments.  You will report directly to Akerna’s Chief Executive Officer (“CEO”) Jessica Billingsley.

Although subject to change based on management decisions and the discretion of the CEO, your initial tasks will include, but are not limited to:

Planning:

  Formulate and assist in the formulation of Company’s future direction and support tactical initiatives
  Monitor and direct the implementation of strategic business plans
  Develop financial and tax strategies
  Manage, implement, and oversee the capital request and budget process
  Develop performance measurements that support Company’s strategic direction

Operations:

  Meaningfully and reasonably participate in key decisions as a member of Company’s executive team
  Maintain quality and professional relationships with all members of the management team and teams you supervise
  Manage the accounting, investor relations, legal, and tax functions of the company, as assigned
  Oversee Company’s transaction processing systems and contract management systems
  Identify and Implement operational best practices
  Oversee employee benefit plans, with particular emphasis on maximizing a cost-effective benefits package
  Supervise acquisition, due diligence, and negotiate acquisitions

Financial Information:

  Oversee the issuance of required financial information and reporting
  Personally review, amend, and approve all Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission
  Report financial results to the Board of Directors at the advice and consent of the CEO

Risk Management:

  Understand and mitigate key elements of Company’s risk profile
  Monitor all open legal issues involving Company, and legal issues affecting the industry
  Construct and monitor reliable control systems
  Maintain appropriate insurance coverage
  Ensure Company complies with all legal and regulatory requirements
  Ensure that record keeping meets the requirements of auditors and government agencies
  Report risk issues to the audit committee of the Board of Directors
  Maintain relations with external auditors and lead the investigation of their findings and recommendations
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Funding:

  Monitor cash balances and cash forecasts
  Arrange for debt and equity financing
  Invest funds
  Invest pension funds

Third Parties:

  Participate in conference calls with the investment community
  Maintain banking relationships
  Represent Company with investment bankers and investors

You will also be responsible for compliance with all legal fiduciary duties and for compliance with Company policies and procedures.  All Company policies and procedures are subject to change and you will be responsible for your compliance with all such policies and procedures, as amended.

Compensation:

Your initial compensation package includes an annual base salary of $250,000, subject to all legal withholdings and deductions.  You will also immediately vest with $25,000 in Restricted Stock Units, which are subject to the terms of Consulting Agreement you previously executed.

Change in Control Bonus Incentive:

Subject to your continued employment with Company through the occurrence of the first closing of a sale transaction of the majority of either (i) MJ Freeway or (ii) 365 Cannabis, at a reasonable and acceptable  sale transactional valuation amount as determined by and at the sole discretion of the Board of Directors or a Change in Control, as defined herein, Company shall pay you a lump sum of $125,000.  This bonus will be paid in one installment, within 60 days of the change in control event, subject to the requirements below and less applicable payroll taxes and deductions.   The terms of this bonus are contingent on your satisfactory performance of all assigned duties. In the event you resign from the Company or are terminated by the Company for cause before the bonus payment due date, you will not be entitled to receive this bonus. In the case or your death or long-term disability, this bonus Incentive will be paid to you or your estate within 30 days of the change in control event. In addition, if you have received the Deal Bonus described herein, the Change in Control bonus described in this provision shall be reduced by the amount of the Deal Bonus previously received and/or owing to you. For purposes of this provision, “Change of Control” of the Company is defined as: (i) the date any “person” or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities, other than pursuant to a sale by Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of Company with any other corporation that has been approved by the stockholders of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by Company of all or substantially all Company’s assets.  However, no Change in Control shall be deemed to have occurred by reason of (a) any event that involves a transaction that you or a group of persons or entities with whom you act in concert acquires, directly or indirectly, more than 50% of the combined voting power of Company’s then-outstanding voting securities or the business or assets of Company; (b) any event that involves or arises out of a proceeding under Title 11 of the United States Code or the provisions of any future United States Bankruptcy law, an assignment for the benefit of creditors or an insolvency; or (c) a majority of the current members of the Board of Directors at the time of execution of this Agreement are no longer on the Board of Directors for any reason whatsoever.  The terms of this bonus shall be effective through December 31, 2022. A Letter of Intent (“LOI”) executed prior to December 31, 2022 in which the Company is also using its best efforts to arrive at a final transaction agreement will qualify as a triggering event for this bonus, as long as the LOI executed before the deadline is the operative and controlling LOI for the final transaction agreements.  Any qualifying Change in Control after this date shall not trigger any payment and/or your right to this Change in Control incentive.

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Long Term Incentive Plan (“LTIP”):

You will be eligible to participate in the Akerna LTIP when the next award takes place and upon successful finalization of the Akerna LTIP in 2023. All awards made pursuant to the Akerna LTIP are made at the sole discretion of the Board of Directors. Full details of the LTIP will be sent to you in due course and after finalization of the Akerna LTIP in 2023.

If the Buyer Offers You a Comparable Position Upon Closing:

If any buyer related to a Change in Control offers you a comparable position on comparable terms, you are expected to accept the offer and work in good faith to achieve a successful transition.

If the Buyer Does Not Offer You a Comparable Position Upon Closing:

If the buyer related to a Change in Control does not offer you a comparable position on comparable terms, you will receive Severance Benefits as follows:

a)       Continuation of your Base Salary (at the rate in effect immediately prior to the date of transition) subject to all applicable taxes and withholdings, for four (4) months (the “Severance Period”), payable in accordance with the Company’s regular payroll practices and procedures for such period commencing on the first payroll date following the execution of a General Release and the expiration of any applicable revocation period; and

Subject to your eligibility for and timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the group medical insurance plan in which you and your eligible dependents participated immediately prior to the Termination Date (“COBRA Continuation Coverage”), the Company will make direct payments for you and your eligible dependents equal to the monthly amount of the employer and employee premiums for COBRA Continuation Coverage under the Company’s group medical plans that you participated in as of the Termination Date, until the earliest of (i) the completion of the Severance Period, (ii) you become eligible for medical benefits from a subsequent employer, or (iii) you otherwise becoming ineligible for COBRA; provided, that you will not be entitled to receive such Medical Payment Amounts if such payment is then impermissible under applicable law. For the avoidance of doubt, you shall be responsible for any monthly premium cost for the full costs for COBRA Continuation Coverage for any period during which you continue to receive COBRA Continuation Coverage following the periods set forth in (i) and (ii) above.

Acknowledgement:

You acknowledge that the compensation, including, but not limited to the offer, the specialized training, and the Confidential Information provided to you pursuant to your employment with Akerna give rise to Akerna’s interest in restraining you from violating any restrictive covenants by which you are bound, and that said covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Akerna.  Nothing in this offer supersedes or nullifies any portion or provision in Akerna’s Employee Covenants Agreement and/or Akerna’s policies and procedures.  The terms of this offer shall be read in cooperation and conjunction with any such policies and procedures.

In accepting this offer, you also authorize the Company to share with the prospective buyer such personal employment data as would reasonably allow the buyer to evaluate your contribution to the business and future role.

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Miscellaneous:

Assignment.  Your rights and obligations under this offer are personal to you, and may not be assigned by you, in whole or in part.  Akerna may freely assign its rights and obligations under this offer.

Counterparts.  This offer may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this offer, when taken together shall constitute one and the same instrument.

No Third-Party Beneficiaries.  Nothing in this offer, express or implied, is intended or will be construed to confer on any person, other than the parties to this offer, any right, remedy, or claim under or with respect to this offer.

Notices.  All notices and other communications under this offer must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation), to the parties at the addresses or facsimile numbers as a party may designate from time-to-time.  Any notice or other communication will be deemed given: (a) on the date of personal delivery; (b) at the expiration of the third day after the date of deposit in the United States mail; or (c) on the date of confirmation of delivery by facsimile or overnight delivery service.

Amendment.  This offer may be amended only by an instrument in writing executed by the CEO of Akerna, and you, which writing must refer to this offer.

Further Assurances.  Each party agrees: (a) to execute and deliver such other documents; and (b) to do and perform such other acts and things, as any other party may reasonably request, to carry out the intent and accomplish the purposes of this offer.

Waiver.  Any provision or condition of this offer may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition.  Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

Governing Law.  This offer will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of law provisions.

Severability.  If any provision of this offer is invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this offer will not be in any way impaired.

Headings.  Section headings in this offer are for convenience and reference only and shall not govern the interpretation of any of the provisions of this offer.

Entire Agreement.  Unless otherwise provided for in this document, this offer (including the documents and agreements referred to in this offer) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this offer and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

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Sincerely,

/s/ Jessica Billingsley

Jessica Billingsley, Chairman and CEO of Akerna

Employee Signature: /s/ L. Dean Ditto

Date: August 18, 2022